Exhibit 10.1

October 28, 2005
Confidential

Kind Attn: Hans T. Schambye, PhD
Chief Executive Officer

Gastrotech Pharma A/S
Nyhavn 43B
Copenhagen 1051
Denmark

Dear Hans:

I am pleased to submit this binding letter of intent (the “Binding LOI”) to Gastrotech Pharma A/S (“Gastrotech”) to acquire 100% of the fully diluted shares outstanding1  of Gastrotech (the "Shares"). This Transaction, as defined hereunder, has been approved by the board of directors of both companies, the shareholders of Gastrotech, and is subject to the approval of the shareholders of DOR. Subject to fiduciary duty principles, the board of directors of DOR will unequivocally recommend this Transaction to its shareholders.

This letter and all the information contained herein are confidential and may not be disclosed to any third party for any purpose, and are subject to the terms of the confidentiality agreement entered into between DOR and Gastrotech (separately the “Party” or collectively the “Parties”).

The following sets forth the principal terms and conditions of the Transaction consisting of DOR’s acquisition of 100% of the Shares.

Transaction. Subject to mutual satisfaction with the terms and conditions of the Definitive Agreement and other conditions described herein and customary for similar transactions, Gastrotech will become a wholly-owned subsidiary of DOR.

Consideration. In connection with the closing of the Transaction, DOR shall issue to the stockholders of Gastrotech $9 million in DOR common stock priced at the 10-day VWAP2  immediately prior to the close of the Transaction ("Closing"). In no event shall DOR issue less than 20 million or more than 30 million shares of DOR common stock to Gastrotech’s shareholders.

Gastrotech stockholders will also be eligible for the following one-time contingent payments:

i.	US$4.0 million[3] of DOR common stock due upon either of the lead product candidates (GTP-010 or GTP-200/ GTP 3XX) commencing a Phase III clinical trial;

ii.	US$6.0 million[3] of DOR common stock due upon either of the lead product candidates (GTP-010 or GTP-200/ GTP 3XX) filing an NDA;

iii.
US$10.0 million, payable at the election of DOR in cash or shares of DOR common stock[3], due upon either of the lead product candidates (GTP-010 or GTP-200/ GTP 3XX) reaching $50.0 million in sales in a full calendar year; and

iv.
US$10.0 million, payable at the election of DOR in cash or shares of DOR common stock[3], due upon either of the lead product candidates (GTP-010 or GTP-200/ GTP 3XX) reaching $200.0 million in sales in a full calendar year.

Warrants in Gastrotech. At Closing, all of the issued and outstanding Gastrotech warrants shall be exercised or exchanged for new DOR warrants. The exercise price and number of new DOR warrants shall be determined in accordance with the terms of the merger consideration at the close of the Transaction. Warrants held by Nordic Biotech will be cancelled or exercised prior to Closing. The new DOR warrants shall comply with all applicable Danish laws. Appendix A represents all outstanding warrants as per the date of this Binding LOI.

Nordic Biotech Registration Rights. Within 30 days after DOR shareholders approve the issuance of DOR common stock to the shareholders of Gastrotech and/or of DOR issuing shares under sections i.-iv. of “Consideration”, DOR will file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) covering all of the DOR shares of common stock issued to all of the shareholders of Gastrotech pursuant to the terms of the Definitive Agreement. DOR will cover the expenses associated with filing the registration statement other than broker or similar commissions of the shareholders and legal fees of counsel to the Gastrotech shareholders. The shares issued to Nordic Biotech, however, will be subject to a lock-up arrangement pursuant to which Nordic Biotech will limit its public sale of such shares to twenty percent (20%) per quarter of the aggregate amount registered on all registration statements declared effective by the SEC.

Gastrotech Financing. Between the signing of this Binding LOI and the Closing, Gastrotech may raise equity financing up to $2.0 million. Such financing shall be subject to the approval of DOR, which approval shall not be unreasonably withheld. In the event of such fund raising, DOR will issue additional shares of its common stock to Gastrotech Shareholders in an aggregate amount equal to the amount of such equity financing divided by the 10-day VWAP immediately prior to the close of the Transaction;

Definitive Agreement. The terms of the proposed Transaction shall be memorialized in the final definitive agreement (the "Definitive Agreement"), which shall be negotiated in good faith between the Parties, and will contain such representations, warranties, covenants, conditions, indemnities and limitations on the sellers' liability as are customary in a transaction of this kind. Both Parties will work in good faith to ensure that relevant Danish tax authorization for a tax-free share swap pertaining to this transaction is obtained. In addition to the approval of the shareholders of DOR, Closing shall be subject to, without limitation, all relevant governmental and regulatory agency approvals and other necessary consents and permits.

Key Management.

•	Michael T. Sember will be the CEO of the combined entity;

•	Evan Myrianthopoulos will be the CFO of the combined entity;

•	Hans T. Schambye will be the COO of the combined entity; and

•	Prior to the execution of a definitive agreement, DOR will offer Gastrotech employees relevant positions within DOR’s operations.

Name Change. DOR intends to change the name of the combined entity to a newly selected name.

Corporate Offices.

•	Corporate headquarters will be located in Miami, Florida

•	European subsidiary will be located in Copenhagen, Denmark

Board of Directors. DOR intends to expand the board of directors of the post merger entity to nine members, with three positions being offered to nominees appointed by the sellers of the Shares. At least one of these nominees should qualify as an independent board member. The DOR representatives are listed below:

1.	Alexander P. Haig, Chairman of the Board of Directors
2.	Steve Kanzer, Vice Chairman of the Board of Directors
3.	Michael T. Sember
4.	Evan Myrianthopoulos
5.	James S. Kuo
6.	T. Jerome Madison

Acquisition Agreement. Drafting of the Definitive Agreement will commence following the execution of this Binding LOI.

Schedule. Both Parties shall cooperate fully and use their best efforts to complete the due diligence and sign the Definitive Agreement within forty-five (45) days following the date of this Binding LOI or such later date as provided in clause (i) of the Termination paragraph. The proxy or consent solicitation statement to obtain approval of DOR's shareholders of the Definitive Agreement shall be filed with the Securities and Exchange Commission as soon as reasonably practicable after signing the Definitive Agreement and, in any event, within thirty (30) days of signing the Definitive Agreement.

Termination. This Binding LOI will terminate on the earlier to occur of:

(i) the date which is forty-five (45) days after the date of this Binding LOI, it being understood by the Parties that they will agree to extend the termination date to a new date acceptable to both Parties if an unforeseen event prevents either one or both of the Parties from signing the Definitive Agreement within such forty-five (45) day period;

(ii) the date the Definitive Agreement is executed by the Parties;

(iii) the date both parties mutually agree to not proceed with the Transaction; or

(iv) the date on which a Party (the “Notifying Party”) notifies the other Party (the “Breaching Party”) that the Notifying Party will not go ahead with the Transaction based on the Breaching Party’s breach of a material term contained herein.

Expenses. DOR and Gastrotech shall each be responsible for their own respective legal, accounting, and other fees and expenses related to the Transaction. Gastrotech's expenses incurred in connection with the negotiation and consummation of the Transaction will be Gastrotech's responsibility and not a liability of DOR after the closing of the Transaction, and such expenses will not exceed $200,000.

Covenants.

A.  Exclusivity. For a period of forty-five (45) days from and after the date of this Binding LOI, Gastrotech shall not directly or indirectly, and shall not authorize or permit any of its subsidiaries or any of its or their       directors, officers, employees, agents or representatives to, directly or indirectly:

(i) solicit, initiate, facilitate or encourage any inquiries or the making of any proposal or offer with respect to any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its subsidiaries, or any purchase or sale of its assets or any purchase or sale of (with the exception of ongoing financing discussions with potential investors), or tender or exchange offer for its equity securities that, in each case, if consummated, would result in it terminating this Binding LOI or abandoning or failing to consummate the Transaction (an “Alternative Transaction”),

(ii) negotiate with any person or entity with respect to any Alternative Transaction,

(iii) enter into any agreement, arrangement or understanding requiring it to consummate an Alternative Transaction, terminate this Binding LOI or abandon or fail to consummate the Transaction, or

(iv) accept an Alternative Transaction,

This Binding LOI may only be terminated as set forth in the paragraph entitled “Termination” above. The exclusivity period and the terms of this Binding LOI may be extended by the mutual consent of the Parties.

Break-up Fee. Upon the termination of this Binding LOI pursuant to clause (iv) of the “Termination” paragraph, a Breaching Party will make a payment to the Notifying Party to cover the Notifying Party's fees, expenses and other costs in connection with the Transaction in the amount of one million U.S. dollars ($1,000,000) within thirty (30) days of such termination. The payment of such one million U.S. dollars ($1,000,000) shall constitute full and complete satisfaction of the Breaching Party’s liability to the Notifying Party and the Breaching Party shall have no further liability whatsoever to the Notifying Party.

Indemnification. 20% of the upfront payment of $9.0 million of DOR common stock (as defined hereunder in the “Consideration” section of this letter) will be held in escrow for eighteen (18) months to serve as appropriate reserves against any potential claims or losses regarding breaches of covenants, representations, and warranties of Gastrotech.

Conduct of Business. During the term of this Binding LOI, with the exception of ongoing financing discussions with potential investors, Gastrotech shall conduct its business in the ordinary course, carry on its business and activities diligently and shall not make or institute any unusual or novel methods of purchase, sale, accounting, or operation that vary materially from the methods currently used by Gastrotech. Gastrotech shall not engage in any major expansion, make any material investment, or incur any material liability without the prior consent of DOR.

Product Development. Post closing, DOR will use commercially reasonable efforts to advance development of the Gastrotech product portfolio, as provided in the Definitive Agreement.

Entire Agreement. This Binding LOI represents the entire agreement between the Parties hereto concerning the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements, representations, and understandings concerning the subject matter hereof with the exception of the previously executed confidentiality and joint privilege agreements.

Confidentiality; Publicity. Except as required by law, the existence and terms of this Binding LOI and the negotiations between the Parties relating to the Transaction shall be treated as confidential by the Parties. The terms of any public announcements of the proposed Transaction shall be agreed among the Parties; provided that DOR shall be permitted to make such disclosure as required by applicable law, it being understood and agreed by Gastrotech that upon the execution of this Binding LOI by all of the Parties, DOR shall be required under applicable United States securities laws to publicly disclose the terms of this LOI, including the identity of Gastrotech as a contracting party. Gastrotech shall be permitted to show the Binding LOI to potential investors provided such investors have entered into appropriate Confidentiality Disclosure Agreements with Gastrotech. Such investors shall be previously approved by DOR. Gastrotech is allowed to show the Binding LOI to Bioscience Managers Ltd.

Governing Law. This Binding LOI and the Definitive Agreement will be governed by and construed in accordance with English law.

Remedies. In the event of a breach by any Party of this Binding LOI, the other Party will be entitled to injunctive and other equitable relief in addition to all other remedies available under law.

Assignment. This Binding LOI may not be assigned by either Party except with the prior written consent of the other Party.

Counterparts. This Binding LOI may be executed in counterparts.

Broker/ Finder Fees. Any Party or any shareholder of Gastrotech who engages or have engaged any person as broker or agent shall be responsible for the fees of such person (including broker's or finder's fees) in connection with the Transaction and shall indemnify and hold harmless the other Party or shareholder of Gastrotech, as applicable, from any claim arising out of such engagement.

Agreed and Accepted on October 28, 2005:	Agreed and Accepted on October 28, 2005:
DOR BIO PHARMA, INC. By: /s/Mike Sember____________________ Mike Sember Chief Executive Officer	GASTROTECH PHARMA A/S By: /s/Hans T. Schambye, PhD ___________ Hans T. Schambye, PhD Chief Executive Officer By: /s/Olle Isaksson_____________________ Olle Isaksson Chairman of the Board of Directors

1 Fully diluted shares outstanding is calculated as the number of basic common shares currently outstanding plus any shares resulting from the conversion of any outstanding convertible debt, convertible preferred shares, or any other convertible securities and the exercise of any outstanding options, warrants, or any other financial instruments that may further affect dilution.
2 VWAP - volume weighted average price
3 Based on the 10-day VWAP of DOR common stock immediately prior to the announcement of the corresponding milestone

CAPITALISATION TABLE
Gastrotech Pharma A/S

SHAREHOLDER:	Present	Share of ownership	Diluted and	Diluted and
			converted	converted
	Shares	(%)	Shares	(%)
John-Olov Jansson (A-Shares)	53,752	5.21%	53,752	1.46%
Johan Svensson (A-Shares)	21,504	2.08%	21,504	0.58%
Sahltech i Göteborg AB (A-Shares)	209,690	20.31%	209,690	5.69%
Nordic Biotech K/S (B-Shares)	745,566	72.21%	2,967,665	80.48%
Zinc Invest ApS (A-Shares)	1,966	0.19%	1,966	0.05%

Total Shares	1,032,478	100.00%	3,254,577

Convertible Bonds
Nordic Biotech K/S (price 26.6544)	187,586		included under shares
Nordic Biotech K/S (price 26.6544)	187,586		included under shares
Nordic Biotech K/S (price 26.6544)	187,586		included under shares

Total (present and converted)	1,595,236

Warrants
Nordic Biotech K/S (25% B-Warrants)	921,856	25.00%	included under shares
Nordic Biotech K/S (20% B-Warrants)	737,485	20.00%	included under shares
Olof G. P. Isaksson (A-Warrants) (*)	60,087		60,087	1.63%
Claes Post (A-Warrants) (**) (***)	32,794		32,794	0.89%
Birgitte Holst (A-Warrants) (**) (***)	19,446		19,446	0.53%
Henning Lie (A-Warrants) (*)(***)	2,000		2,000	0.05%
Lise A. Rygaard (A-Warrants) (*) (***)	51,696		51,696	1.40%
Hans Schambye (A-Warrants) (*) (***)	145,173		145,173	3.94%
David Cummings (A-Warrants) (*) (***) (¤¤)	5,000		5,000	0.14%
Kent Lundholm (A-Warrants) (*) (***) (¤¤)	5,000		5,000	0.14%
Josef E. Fischer (A-Warrants) (*) (***) (¤¤)	5,000		5,000	0.14%
Jens Juul Holst (A-Warrants) (*) (***) (¤¤)	5,000		5,000	0.14%
Tina Nielsen (A-Warrants) (*)(***)	15,000		15,000	0.41%
Hiro Saito (A-Warrants) (*) (***) (¤¤¤)	5,000		5,000	0.14%
Tamas Bartfai (*) (1 year vesting period)	3,287		3,287	0.09%
Unused Company A-Warrants	78,365		78,365	2.13%
Total	2,092,189		432,848

Grand Total	3,687,425			100.00%

20-Jun-05

(*): Exercise price is DKK 42 per share of nominally DKK 1
(**): Exercise price is DKK 25.82 per share of nominally DKK 1
(***): Three year vesting period
(¤): Six months cliff from the signing of employment contract
(¤¤): Six months cliff from the signing	consultancy agreement
(¤¤¤): Vesting of 1,666 warrant for agreement entered into with a Japanese third party independent of the Company